UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 12, 2013

(Date of earliest event reported)

MUSCLEPHARM CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices) (Zip Code)

(303) 396-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 12, 2013, MusclePharm Corporation (the “Company”) and a newly formed Nevada subsidiary of the Company (“Newco”) entered into an Asset Purchase Agreement (the “APA”) with BioZone Pharmaceuticals, Inc. (“BioZone”) and its subsidiaries, BioZone Laboratories, Inc. and Bakers Cummins Corp. (collectively, the “Seller”) pursuant to which Newco will acquire certain assets of the Seller, including all assets associated with QuSomes, HyperSorb and EquaSomes drug delivery technologies and the name “Biozone”, “Biozone Laboratories” and similar names and domain names. The Company will enter into a non-exclusive license and marketing agreement with BioZone with respect to certain assets. The closing of the purchase of the Seller’s assets is subject to certain conditions precedent including delivery of a fairness opinion to the Company by its financial advisor, satisfactory completion of due diligence review and approval of BioZone shareholders and certain other customary closing conditions. The closing may take place as soon as closing conditions are satisfied, which is expected to occur prior to December 31, 2013.

The purchase price under the APA is 1.2 million shares of the Company’s common stock, par value $0.001 per share of which 600,000 shares will be placed into escrow for a period of 9 months to cover indemnification obligations which shares shall also be subject to repurchase from the escrow by the Company during the 9 month period for $10.00 per share in cash,. The remaining 600,000 non-escrowed shares will be subject to a lockup agreement which will permit private sales (subject to the lockup), but will also contain certain leak out provisions.

The foregoing descriptions of the APA are not complete and are qualified in their entirety by reference to Exhibits 10.1, annexed hereto. A copy of a related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Asset Purchase Agreement

99.1	Press Release dated November 13, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Dated: November 13, 2013
	By:	/s/ Brad J. Pyatt
	Name:	Brad J. Pyatt
	Title:	Chief Executive Officer and President